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Exhibit 4.2

FOURTH AMENDMENT TO RESTATED CREDIT AGREEMENT

        THIS FOURTH AMENDMENT TO RESTATED CREDIT AGREEMENT (hereinafter referred to as the "Amendment") executed as of the 22nd day of November, 2002, by and between ADDISON ENERGY INC., an Alberta, Canada corporation ("Borrower") and BANK ONE, NA, CANADA BRANCH ("Bank One"), and each of the financial institutions which is a party thereto (as evidenced by the signature pages to the Agreement) or which may from time to time become a party thereto pursuant to the provisions of Section 28 thereof or any successor or assignee thereof (hereinafter collectively referred to as "Lenders", and individually, "Lender") and Bank One, as Administrative Agent (the "Agent"), BNP Paribas (Canada), as Syndication Agent, The Bank of Nova Scotia, as Documentation Agent and Banc One Capital Markets, Inc., as Lead Arranger and Bookrunner ("Arranger").

WITNESSETH:

        WHEREAS, as of April 26, 2001, Borrower, the Lenders and the Agent entered into a Credit Agreement pursuant to which the Lenders made available to the Borrowers certain credit facilities in the form therein described; and

        WHEREAS, as of December 18, 2001, Borrower, Lenders and Agent entered into a Restated Credit Agreement (the "Credit Agreement"); and

        WHEREAS, the Borrower, Lenders and Agent have heretofore entered into an Amendment to Restated Credit Agreement, a Second Amendment to Restated Credit Agreement and a Third Amendment to Restated Credit Agreement; and

        WHEREAS, the Borrower has requested that the Lenders agree to make certain additional amendments to the Credit Agreement and the Lenders, together with an additional financial institution that shall become a party to the Credit Agreement at the Amendment Effective Date (as hereinafter defined), have agreed to do so on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties agree to amend the Credit Agreement as follows:

        1.    Unless otherwise defined herein all defined terms used herein shall have the same meaning as ascribed to such terms in the Credit Agreement.

        2.    The Lenders have agreed to reallocate their respective Commitments and allow Union Bank of California, N.A. to acquire an interest in the Commitments and the Loans. After such increase and reallocation of the Commitments, the Lenders shall own the Revolving Commitment Percentages set forth on Schedule 1 hereto at the Amendment Effective Date. Each Lender shall surrender its existing Note and be issued a new Note in a face amount equal to each Lender's Revolving Commitment Percentage times $250,000,000 Canadian. Each said Note to be in the form of Exhibit "B" to the Credit Agreement with appropriate insertions.

        3.    As of the Amendment Effective Date, the Borrowing Base shall be U.S. $83,000,000 or the Canadian dollar equivalent until redetermined pursuant to the provisions of Section 7(b) of the Credit Agreement.

        4.    Except to the extent its provisions are specifically amended, modified or superseded by this Amendment and all previous Amendments the representations, warranties and affirmative and negative covenants of the Borrower contained in the Credit Agreement are incorporated herein by reference for all purposes as if copied herein in full. The Borrower hereby restates and reaffirms each and every term and provision of the Credit Agreement, as amended, including, without limitation, all representations, warranties and affirmative and negative covenants. Except to the extent its provisions are specifically amended, modified or superseded by this Amendment, the Credit Agreement, as amended, and all terms and provisions thereof shall remain in full force and effect, and the same in all respects are confirmed and approved by the Borrower and the Lenders.

        5.    This Amendment shall be effective as of the date first above written (the "Amendment Effective Date"), but only upon the satisfaction of the conditions precedent set forth in Paragraph 6 hereof.

        6.    The obligations of Lenders under this Amendment shall be subject to the following conditions precedent:

          (a)  Execution and Delivery. The Borrower shall have executed and delivered this Amendment, and other required documents, all in form and substance satisfactory to the Agent;

          (b)  Representations and Warranties. The representations and warranties of the Borrower under this Amendment are true and correct in all material respects as of such date, as if then made (except to the extent that such representations and warranties related solely to an earlier date);

          (c)  No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice, or both, would constitute an Event of Default;

          (d)  Other Documents. The Agent shall have received such other instruments and documents incidental and appropriate to the transaction provided for herein as the Agent or its counsel may reasonably request, and all such documents shall be in form and substance satisfactory to the Agent;

          (e)  Legal Matters Satisfactory. All legal matters incident to the consummation of the transactions contemplated hereby shall be reasonably satisfactory to special counsel for the Agent retained at the expense of Borrower.

        7.    Borrower hereby represents and warrants that all factual information heretofore and contemporaneously furnished by or on behalf of Borrower to Agent for purposes of or in connection with this Amendment does not contain any untrue statement of a material fact or omit to state any material fact necessary to keep the statements contained herein or therein from being misleading. Each of the foregoing representations and warranties shall constitute a representation and warranty of Borrower made under the Credit Agreement, and it shall be an Event of Default if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time given. Each of the representations and warranties made under the Credit Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Amendment or any investigation by Lenders.

        8.    The Borrower agrees to indemnify and hold harmless the Lenders and their respective officers, employees, agents, attorneys and representatives (singularly, an "Indemnified Party", and collectively, the "Indemnified Parties") from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to the Lender, including all local counsel hired by such counsel) ("Claim") incurred by the Lenders in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of the Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party's ordinary negligence. The indemnity set forth herein shall be in addition to any other obligations or liabilities of the Borrower to the Lenders hereunder or at common law or otherwise, and shall survive any termination of this Amendment, the expiration of the Loan and the payment of all indebtedness of the Borrower to the Lenders hereunder and under the Notes, provided that the Borrower shall have no obligation under this section to the Lenders with respect to any of the foregoing arising out of the gross negligence or willful misconduct of the Lenders. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify the Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at the Borrower's expense, counsel of the Indemnified Parties' choosing and to control the defense of the Claim. The Borrowers may at their own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party. The parties intend for the provisions of this Section to apply to and protect each Indemnified Party from the consequences of strict liability imposed or threatened to be imposed on any Indemnified Party as well as from the consequences of its own negligence, whether or not that negligence is the sole, contributing, or concurring cause of any Claim.

        9.    This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

        10.  WRITTEN CREDIT AGREEMENT. THE CREDIT AGREEMENT, AS AMENDED BY THIS AMENDMENT REPRESENTS THE FINAL AGREEMENT BETWEEN AND AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN AND AMONG THE PARTIES.

        11.  New Lenders. Union Bank of California, N.A. hereby agrees to become a Lender under the Credit Agreement, to acquire the Commitment Percentage in the Commitments and the Loans as set forth on the signature page hereto and to be bound as a Lender by all of the provisions of the Credit Agreement. The Borrower and the Agent hereby consent to an assignment of a portion of the Commitment to Union Bank of California, N.A.

        12.  Execution by Guarantor. The Guarantor hereby consents to the execution of this Amendment by the Borrower and reaffirms its guarantee of all of the obligations of the Borrower to the Lender. Borrower and Guarantor acknowledge and agree that the renewal, extension and amendment of the Loan Agreement shall not be considered a novation of account or new contract but that all of the existing rights, titles, powers, and estates in favor of the Lender constitute valid and existing obligations in favor of the Lender. Borrower and Guaranty hereby confirm and agree that (a) neither the execution of this Amendment or any other Loan Document nor the consummation of the transactions described herein and therein shall in any way effect, impair or limit the covenants, liabilities, obligations and duties of Borrower and the Guarantor under the Loan Documents and (b) the obligations evidenced and secured by the Loan Documents continue in full force and effect. The Guarantor hereby further confirms that it unconditionally guarantees to the extent set forth in its Guaranty the due and prompt payment and performance of any and all amounts and obligations owed to the Lender under the Loan Agreement or the other Loan Documents.

        IN WITNESS WHEREOF, the parties have caused this Amendment to Restated Credit Agreement to be duly executed as of the date first above written.

BORROWER:
ADDISON ENERGY INC.
By:	/s/ J. DOUGLAS RAMSEY J. Douglas Ramsey, Vice President and Chief Financial Officer

LENDERS:
BANK ONE, NA CANADA BRANCH as a Lender and as Administrative Agent
By:	/s/ MICHAEL N. TAM
Name:	Michael N. Tam
Title:	Director

BNP PARIBAS (CANADA) as a Lender and as Syndication Agent
By:	/s/ CHARLES RITCHIE
Name:	Charles Ritchie
Title:	Vice President—Energy & Project Finance
By:	/s/ MICHAEL GOSSELIN
Name:	Michael Gosselin
Title:	Director—Energy & Project Finance

THE BANK OF NOVA SCOTIA as a Lender and as Documentation Agent
By:	/s/ BRIAN A. WILLIAMSON
Name:	Brian A. Williamson
Title:	Director

COMERICA BANK, CANADA BRANCH
By:	/s/ ROBERT C. ROSEN
Name:	Robert C. Rosen
Title:	Vice President

THIS PAGE INTENTIONALLY OMITTED

THE TORONTO-DOMINION BANK
By:	/s/ DEBBI L. BRITO
Name:	Debbi L. Brito
Title:	Asst. Mgr.—Corporate Credit Administration & Compliance

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ RANDALL OSTERBERG
Name:	Randall Osterberg
Title:	Senior Vice President
By:	/s/ ALI AHMED
Name:	Ali Ahmed
Title:	Vice President

SCHEDULE 1

Bank One, NA, Canada Branch	27.27%
The Bank of Nova Scotia	27.27%
BNP Paribas (Canada)	18.18%
Comerica Bank, Canada Branch	12.12%
Fleet National Bank	0.00%
The Toronto-Dominion Bank	6.06%
Union Bank of California, N.A.	9.09%

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  Exhibit 4.2
FOURTH AMENDMENT TO RESTATED CREDIT AGREEMENT
SCHEDULE 1